                                                        Exhibit 99.2


                             Dated 8th November 1999


                         Global Switch (London) Limited



                           Telemonde Networks Limited




                                    AGREEMENT


relating to Lease and Services Agreements for The Paris Switch Building, 7-9 Rue Petit, Clichy, France and The Amsterdam Switch Building, Johan Huizingalaan 759, Amsterdam, Netherlands


SIGNED by SIMON NICHOLAS HOPE COOPER

/s/ [ILLEGIBLE]

on behalf of Global Switch (London) Limited




SIGNED by

/s/ [ILLEGIBLE]

on behalf of Telemonde Networks Limited

THIS AGREEMENT is made on 8th November 1999


BETWEEN

GLOBAL SWITCH (LONDON) LIMITED (company registration number 3698210) whose registered office is at Peel Place, 50-53 Carver Street, Birmingham B1 3AS ("Global Switch") and

TELEMONDE NETWORKS LIMITED (company registration number 3714188) whose registered office is at 7-10 Chandos Street, London W1M 9DE ("Telemonde")

The parties agree as follows:

1    Introduction

     This agreement is made on the same day as a separate Commitment Agreement ("the London Commitment Agreement") made between the same parties and by which they have agreed to enter into a lease and services agreement ("the London Lease and Services Agreement") of 11,775 square feet (or thereabouts) in a building known as London Switch, East India Dock House, East India Dock, London El4 9YY

2    Global Switch's Obligations

     Global Switch will:

2.1 Procure that Global Switch (Paris) SARL negotiates with Telemonde as soon as reasonably practicable a Commitment Agreement ("the Paris Commitment Agreement") for 10,000 square feet or thereabouts within the building known as Paris Switch, 7-9 Rue Petit, Clichy, France although the parties both accept that exchange of the Paris Commitment Agreement will necessarily be subject to the following:

     (a) both Telemonde and Global Switch (Paris) SARL negotiating in a reasonable manner the terms of the Paris Commitment Agreement; and

     (b) the specification for Paris Switch being equivalent to that attached to the London Commitment Agreement; and

     (c) the forms of the Paris Commitment Agreement and the lease and services agreement annexed to it being equivalent in content to the London Commitment Agreement and the London Lease and Services Agreement except in so far as changes are necessary in order to accommodate the requirements of the local jurisdiction and practice

2.2 Procure that Global Switch Amsterdam BV negotiates with Telemonde as soon as reasonably practicable a Commitment Agreement ("the Amsterdam Commitment Agreement") for 10,000 square feet or thereabouts within the building known as Amsterdam Switch, Johan Huizingalaan 759, Amsterdam,

     Netherlands although the parties both accept that exchange of the Amsterdam Commitment Agreement will necessarily be subject to the following:

     (a) completion of the purchase of Amsterdam Switch pursuant to a contract dated 18 August 1999 made between Automotive Safety Products BV (the vendor) and Estata Beheer BV (the purchaser) which is procuring that Global Switch Amsterdam BV Purchase in its place

     (b) both Telemonde and Global Switch (Paris) SARL negotiating in a reasonable period the terms of the Amsterdam Commitment Agreement; and

     (c) the specification for Amsterdam Switch being equivalent to that attached to the London Commitment Agreement; and

     (d) the forms of the Amsterdam Commitment Agreement and the lease and services agreement annexed to it being equivalent in content to the London Commitment Agreement and the London Lease and Services Agreement except in so far as changes are necessary in order to accommodate the requirements of the local jurisdiction and practice

2.3 Procure that Global Switch (Paris) SARL and Global Switch Amsterdam BV act reasonably in negotiating the documentation required to give effect to clauses 2.1 and 2.2

3    Telemonde's obligations

3.1 Telemonde shall act reasonably and speedily in negotiating the documentation required for exchange of the two Commitment Agreements referred to in clauses 2.1 and 2.2

3.2 If Telemonde requires either or both of the two Commitment Agreements referred to in clauses 2.1 and 2.2 to be entered into by another company or corporate body (whether incorporated in France, the Netherlands or elsewhere) on its behalf or in its place, Telemonde will procure that such companies or corporate bodies be incorporated speedily and effectively and Telemonde will in addition stand as guarantor for the obligations on the part of any replacement company or corporate body in those Commitment Agreements

4    Disputes

4.1 Any dispute between the parties to this agreement or in the negotiation of either of the two Commitment Agreements referred to in clauses 2.1 and 2.2 may be referred by either party for determination by an independent commercial property solicitor or an independent chartered surveyor (whichever shall be appropriate in the circumstances) acting as an expert and not as an arbitrator and appointed in accordance with clause 4.2

4.2 The expert ("the Expert") appointed under this clause 4 shall be appointed either by agreement between the parties (which shall include Global Switch

     (Paris) SARL or Global Switch Amsterdam BV, which Global Switch shall procure) or (in default of agreement within one week after service of the referring party's notice) on the application of either party by the President for the time being of the Royal Institution of Chartered Surveyors (who may refer and delegate the appointment to the President for the time being of the Law Society of England and Wales, if he considers it to be more appropriate that the Expert be a commercial property solicitor) or someone duly authorised on his behalf

4.3  The following shall apply to the conduct of determination by the Expert:

     (a) the Expert shall offer the parties a reasonable opportunity to make written representations and to comment (once only) in writing on any representations made by the others and the Expert shall have such regard to any such representations or comments as he considers appropriate

     (b) the fees and expenses of the Expert including the cost of his appointment will be borne by the parties in such proportion as he may direct or in default of any such direction shall be borne equally by the parties and if in the latter event either party pays more than half the Expert's fees and expenses then it shall be entitled to recover such excess from the other in the absence of any contrary direction from the Expert

     (c) the Expert shall within 28 days of the referral of the dispute give to each of the parties a notice stating the results of his determination and the reasons for it and that determination shall be final and binding on the parties

5    Proper Law

     This Agreement and any disputes arising out of or in relation to it shall be governed by and construed in accordance with English law and the parties agree to submit to the exclusive jurisdiction of the English Courts. If an address for service is required and the addressee shall be incorporated or registered outside England and Wales, then its address for the purpose of proceedings brought in the English Courts shall be the address of whichever shall be appropriate of the address for Global Switch or for Telemonde

                        COMMITMENT AGREEMENT PARTICULARS

           for the London Switch Building, East India Dock, London E14


--------------------------------------------------------------------------------
1.  Date                      8th November 1999
--------------------------------------------------------------------------------
2.  The Customer              Name:    Telemonde Networks Limited

                              Company Number:  3714188

                              Registered Office: 7-10 Chandos Street, London,
                              WlM 9DE
--------------------------------------------------------------------------------
3.  The Target Date           The date determined in accordance with clause 1.5
--------------------------------------------------------------------------------


SIGNED by SIMON NICHOLAS HOPE COOPER
on behalf of Global Switch (London) Limited              [ILLEGIBLE]


SIGNED by
on behalf of the Customer                                [ILLEGIBLE]

THIS COMMITMENT AGREEMENT is made on the date stated in the Particulars between GLOBAL SWITCH (LONDON) LIMITED (Company No 3698210) whose registered office is at Peel Place, 50-53 Carver Street, Birmingham B1 3AS ("London Switch") and THE CUSTOMER whose details are set out in the Particulars.

1    Definitions and interpretation

     In this Agreement:

1.1  "the Building" means The London Switch Building, East India Dock, London
     E14.

1.2 "Completion Date" means the date falling 5 Working Days after completion of the Works (whether agreed by the Customer as being complete; deemed to be complete; or determined to be complete).

1.3 "Particulars" means the Commitment Agreement Particulars comprising the front sheet to this Agreement.

1.4 "Lease and Services Agreement" means the agreement in the form of the attached document.

1.5  "Target Date" means the date falling 14 weeks after the later of

     (a)  the date of this Agreement becoming unconditional and

     (b) the date on which the Customer agrees the detailed design of that part of the Works comprised in the specification for "Occupier Location" attached to this Agreement provided that if the detailed design has not been agreed within 2 weeks of the date of this Agreement, otherwise than through London Switch's delay or unreasonable failure to agree the design, London Switch shall be at liberty to proceed with the design and fitting out of the Location (as that term is defined in the Lease and Services Agreement) without further reference to the Customer.

1.6 "Working Day" means any day on which clearing banks in the City of London are (or would be but for a strike, lock out or other stoppage affecting such banks generally) open for normal business.

1.7  Words importing one gender include any other gender.

1.8  Words importing the singular include the plural and vice versa.

1.9 Where any party comprises more than one person the obligations and liabilities of that party under this Agreement are joint and several obligations of those persons.

1.10 The clause headings do not form part of this Agreement and are not to be taken into account in its construction or interpretation.

2    Conditionality

2.1 This agreement is conditional upon the termination of an agreement made on 17 February 1999 between London Switch (then called London Switch Limited) and USA Global Link (UK) Limited (the "Existing Agreement")

2.2 London Switch shall use its reasonable endeavours to terminate the Existing Agreement as soon as practicable after 28 December 1999

2.3 As soon as the Existing Agreement has been terminated London Switch shall notify the Customer and if the Existing Agreement has not been terminated by 31 March 2000 this Agreement shall automatically cease and determine

3    Works

3.1  In this clause:

     (a) "Works" means the works of alterations installations and additions to the Building described in the attached specification with such modifications only as may from time to time be notified in writing by London Switch to the Customer, but not so as to affect significantly the services to be provided under the Lease and Services Agreement.

     (b) "Completion Notice" means a notice in writing given by London Switch to the Customer that the Works have been completed.

3.2 London Switch shall use its reasonable endeavours to obtain all necessary building regulations approvals and other consents required for the Works and subject to their being obtained and remaining valid and unrevoked London Switch shall in a good and workmanlike manner carry out the Works as soon as reasonably practicable and shall aim to complete them by the Target Date.

3.3 London Switch may substitute materials and may vary or alter the specification for the Works (even if the effect of doing so affects the services to be provided under the Lease and Services Agreement) if it is required so as to comply with any public authority or statutory regulations or requirements.

3.4 When the Works are completed London Switch shall serve a Completion Notice and the Customer may inspect the Works to satisfy itself that they have been completed. The precise area of "the Location" under the Lease and Services Agreement will be measured and will be deemed accepted by the parties so long as it falls within a tolerance of 2% either way of the area specified in the Lease and Services Agreement Particulars.

3.5 Within five Working Days after receipt of the Completion Notice (time being of the essence) the Customer may serve on London Switch a notice in writing ("a Counter Notice") stating that it does not accept that the Works have been completed. Any Counter Notice must specify in what respect the Customer is not satisfied with the Works. If no Counter Notice is served within that five Working Days period the Customer will be deemed to have accepted completion of the Works.

3.6 If a Counter Notice is served in accordance with and within the period specified in clause 2.5 London Switch may either:

     (a) accept the Counter Notice and carry out the additional works specified by its as necessary to complete the Works in which case the above procedure will be repeated as often as is necessary until the Customer has accepted the Works; or

     (b) within five Working Days after receipt of the Counter Notice by notice in writing to the Customer require the matter to be determined by an independent chartered surveyor ("the Expert") acting as an expert and not as an arbitrator and in that event:

          (i) the Expert will be appointed either by agreement between the parties or (in default of agreement within five Working Days after service of London Switch's notice) on the application of either party by the President for the time being of the Royal Institution of Chartered Surveyors or his duly authorized deputy or any person authorized by him to make appointments;

          (ii) the Expert shall offer the parties a reasonable opportunity to make written representations and to comment (once only) in writing on the representations made by others and the Expert shall have such regard (if any) to any such representations or comments as he considers appropriate;

         (iii) the fees and expenses of the Expert including the cost of his appointment will be borne by the parties in such proportion as he may direct or in default of any such direction shall be borne equally by the parties and if either party pays the whole of the Expert's fees and expenses it shall be entitled to recover one half from the other;

          (iv) the Expert shall give to each of the parties a notice in writing stating the results of his determination and that determination shall be final and binding on the parties.

3.7 If the Words have not been completed by the Target Date then the Customer shall be entitled to a postponement of the start of its payment of the "Rent" under the Lease and Services Agreement of a period equivalent to the period from the Target Date up until the date on which the Works are completed.

3.8 If the Works have not been completed within six months of the Target Date then at any time thereafter either party may serve notice on the other to terminate this Agreement and invoke the provisions of clause 8.

4    Completion

4.1 Subject as provided in clause 2.8 and in the following provisions of this Agreement London Switch and the Customer shall complete the Lease and Services Agreement on the Completion Date at such place as London Switch require.

4.2 Between now and the Completion Date London Switch shall be entitled to designate "the Location" under the Lease and Services Agreement to another part of the Building so long as the area (and layout) of the designated part shall be equivalent (and no less convenient in any material respect) to that of "the Location" as now designated.

4.3 The Rent Commencement Date (as defined in the Lease and Services Agreement) shall be the date 6 months after this Agreement shall have become unconditional.

5    Title

     The Customer shall assume the right of London Switch to grant the Lease and Services Agreement and shall not require any evidence of or raise any objection requisition or enquiry in respect of London Switch's title to the Building.

6    No assignment

     The Customer shall not assign underlet charge or otherwise deal with the benefit of this Agreement in whole or in part and London Switch shall not be obliged to (but may) complete the Lease and Services Agreement with any person other than the Customer.

7    No possession

     The Customer shall not be entitled to occupation of any part of the Building until the Lease and Services Agreement is completed.

8    Insolvency of Customer

     If at any time before completion of the Lease and Services Agreement the Customer is the subject of a petition presented or an order made or a resolution passed or analogous proceedings taken for the appointment of an administrator of or winding up such company (except for the purpose of and followed within one month by an amalgamation or reconstruction which does not involve or arise out of insolvency or give rise to a reduction in capital) or if a receiver is appointed to the whole or any part of its undertaking assets property or revenues or if the Customer stops payment or agrees to declare a moratorium or becomes or is deemed to be insolvent or unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 then London Switch may at any time before completion of the Lease and Services Agreement by notice in writing served on the Customer immediately invoke the provisions of clause 9.

9    Termination

     Wherever under the provisions of this Agreement notice is served invoking the provisions of this clause then notwithstanding anything to the contrary contained or implied elsewhere in this Agreement this Agreement will (without prejudice to any pre-existing right of action of any party in respect of any breach by any other party of its obligations under this Agreement) immediately terminate and cease to have effect and the parties will be released from any further liability under this Agreement.

10   Non-mergers, etc.

     To the extent that they remain to be observed and performed all the provisions of this Agreement shall continue in full force and effect notwithstanding the completion of the Lease and Services Agreement.

11   Value Added Tax

     Whenever under the terms of this Agreement either party is required to pay any sums it shall in every such case in addition pay any Value Added Tax applicable to such payment.

12   Proper Law

     This Agreement and any disputes arising out of or in relation to this Agreement shall be governed by and construed in accordance with English law. The parties agree to submit to the exclusive jurisdiction of the English Court. If the Customer shall be incorporated or registered outside England and Wales its address stated in the Particulars shall be its address for the purpose of proceedings brought in the English Courts.


AS WITNESS their agreement of the provisions set out in this Agreement the parties have signed the Particulars on the date set out in the Particulars.

                       [AGREED DRAFT: 8 NOV 99: MLD/VFC]

                    LEASE AND SERVICES AGREEMENT PARTICULARS

           for the London Switch Building, East India Dock, London E14

--------------------------------------------------------------------------------------------------
1. Date
--------------------------------------------------------------------------------------------------
2. The Customer                                      Name:   Telemoode Networks Limited

                                                     Company Number: 3714188

                                                     Registered Office:  7-10 Chandos Street,
                                                     London, W1M9DE
--------------------------------------------------------------------------------------------------
3. The area comprised in the Location                11,775 square feet
--------------------------------------------------------------------------------------------------
4. The Term                                          From (and including) the Commencement
                                                     Date up until     2015
--------------------------------------------------------------------------------------------------
5. The Commencement Date
--------------------------------------------------------------------------------------------------
6. The Rent                                          (pound)771,250
--------------------------------------------------------------------------------------------------
7. The Rent Commencement Date                        [6 months from when the
                                                     Commitment Agreement
                                                     becomes unconditional] 2000
--------------------------------------------------------------------------------------------------
8. The number of car parking spaces                  10 spaces
--------------------------------------------------------------------------------------------------

Executed as its deed by
Global Switch (London) Limited
acting by:

         Director

         Director/Secretary

Executed as its deed by
the Customer acting by:

         Director

         Director/Secretary

                                  SERVICES LIST

           for the London Switch Building, East India Dock, London E14



1 Provision of access for visiting public telecommunications carrier staff for the installation and testing of lines.

2 Provision of access for visiting maintenance staff from any authorised maintenance organisation.

3    Provision of access for visiting Customer staff.

4 Liaising with the Customer over equipment installations by suppliers or public telecommunications carriers, or maintenance visits by any authorised maintainer.

5 (Between the hours of 09.00 and 17.00 Monday to Friday excluding Public and Bank holidays) ordering on behalf of the Customer communications circuits from public telecommunications carriers on instruction from and as authorised by the Customer.

6 Save to the extent that such maintenance is the Customer's responsibility under Clause 5.1, the maintenance and repair of the Building.

7    In relation to the Common Areas:

     (a)  the cleaning of the Common Areas and the exterior of the Building

     (b)  the provision of appropriate lighting when required

     (c)  the provision of appropriate heating when required

     (d)  the reasonable provision of air-conditioning

     (e)  the reasonable provision of hot and cold water

     (f) the provision and operation of such fire prevention fire fighting and fire alarm equipment and signs as may be required by any fire authority, or as required by London Switch's insurers

     (g) the provision of refuse bins and the operation of a refuse collection service for the Building

     (h) the provision and operation of a security patrol and/or security observation system and/or other security equipment for the Building

     (i)  the maintenance of the grounds of the Building

     (j) the provision of any other services which the Landlord from time to time reasonably considers appropriate having regard to the principles of good estate management

8 Insuring the Building in its full reinstatement value and insuring against the public liability of London Switch in respect of claims in connection with or in any way arising out of the use by the Customer of the Location.

THESE TERMS AND CONDITIONS are agreed on the date stated in the Particulars between GLOBAL SWITCH (LONDON) LIMITED (Company No. 3698210) whose registered office is at Peel Place, 50-53 Carver Street, Birmingham B1 3AS ("London Switch") and THE CUSTOMER whose details are set out in the Particulars.

1    Definitions and Interpretation

1.2  In this Lease:

     "Building" means The London Switch Building, East India Dock, London E14;

     "Commencement Date" means the date set out in the Particulars on which this Lease will commence and from which date London Switch will commence the provision of the Services;

     "Common Areas" means all parts of the Building from time to time provided for the common use of more than one of the occupiers of the Building and their visitors including without limitation any of the following which fall within this definition: vehicular and pedestrian accesses passages stairways circulation areas lifts escalators loading bays fire escapes toilet facilities storage areas refuse collection and disposal areas and parking areas;

     "Equipment" means the telecommunications equipment from time to time installed in the Location by the Customer;

     "Force Majeure" means any event outside the reasonable control of a party affecting its ability to perform any of its obligations (other than payment) under this Lease;

     "Location" means such part of the Building comprising the square footage stated in the Particulars and shown for identification purposes edged red on the attached plan (the "Area") and extending from the upper side of the floor slab immediately below the Area to the underside of the floor or roof slab immediately above the Area excluding:

     (a)  the walls bounding the Area and

     (b)  the load-bearing walls and pillars within the Area and

     (c)  all structural floor slabs within the Area and

     (d) all Service Media within the Area which do not serve the Area exclusively but including

     (a) the plaster and other finishes on the inner sides of the walls bounding the Area and on all faces of all load-bearing walls and pillars wholly within the Area and

     (b) all ceilings and other finishes applied to the floor or roof slab immediately above the Area and to any floor slab within the Area and all floors floor screeds and other finishes applied to the floor slab immediately below the Area and to any floor slab within the Area and

     (c) all doors windows and roof lights of the Area together with the frames glass and furniture of them and

     (d) the whole of all non-load-bearing walls or partitions wholly within the Area and

     (e) all Service Media within the Area and which serve the Area exclusively and

     (f) all London Switch's fixtures and fittings from time to time in the Area;

     "Particulars" means the Lease and Services Agreement Particulars comprising the front sheet to this Lease;

     "Rent" means the annual rent stated in the Particulars payable in respect of the grant of this Lease to the Customer and the provision of the Services by London Switch;

     "Services" means the services to be provided by London Switch pursuant to this Lease as described in the Services List, together with any additional services to be provided by London Switch to the Customer in accordance with Clause 6.1;

     "Services List" means the list of Services attached to this Lease;

     "Service Media" means sewers drains pipes wires cables conduits and other conducting media;

     "Term" means the term of this Lease as stated in the Particulars;

1.3 The Particulars form part of this Lease but the headings to clauses are inserted for convenience only and shall not affect the interpretation or construction of this Lease.

1.4 Words importing the singular shall include the plural and vice versa. Words importing a gender include every gender and references to persons include an individual, company, corporation, firm or partnership.

1.5 All sums payable hereunder are exclusive of VAT or any other applicable tax or duty payable upon such sums which shall be added if appropriate at the rate prevailing at the relevant tax point.

1.6 The words and phrases "other", "including" and "in particular" shall not limit the generality of any preceding words or be construed as being limited to the same class as any preceding words where a wider construction is possible.

2    Demise

     With effect from the Commencement Date London Switch hereby demises to the Customer the Location, the Customer paying throughout the Term the Rent and observing the obligations on its part in this Lease, together with:

2.1 the right to retain the Equipment in the Location for the duration of the Term; and

2.2 the right to use the number of car parking spaces stated in the Particulars on London Switch's land adjacent to the Building in the place or places which London Switch will from time to time designate; and

2.3  the right to pass and repass at all times over the Common Areas but excepting and reserving to London Switch the right on reasonable prior notice to enter the Location at all reasonable times for the purpose of laying and thereafter maintaining the Service Media situated in the voids within the Location, London Switch causing no damage or destruction to the Location and no interruption to the Customer's business carried on at the Location, together with the right to free passage and running of services or supplies to and from the remainder of the Building through such Service Media; and

     London Switch reserves the right to refuse to admit to the Building or remove from the Building any employees and subcontractors of the Customer whose admission or presence is or would be in the reasonable opinion of London Switch detrimental to the commercial interest of London Switch

3    Inspection

     London Switch may enter the Location at any time with or without workmen to take a plan of and to view the state and condition of the Location and if any defects disrepair or unauthorised alterations are found for which the Customer is liable the Customer will within three months after written notice (or immediately in case of emergency) repair and make good the Location to London Switch's satisfaction and in case of default London Switch its agents or contractors may enter the Location to carry out all necessary works and the Customer shall repay the costs of those works to London Switch on demand.

4    Fees and payment terms

4.1 The Customer undertakes to pay London Switch the Rent, such fee to be payable in four equal instalments quarterly in advance on 1st January, 1st April, 1st July and 1st October in each year of the Term, provided that the first instalment shall comprise an appropriate proportion of the Rent calculated with effect from the Rent Commencement Date until the end of the then current quarter.

4.2 The Rent shall upon each anniversary of the Commencement Date increase by 4%.

4.3 If any sum due under this Lease is not paid on the due date then (without prejudice to London Switch's other rights and remedies) London Switch reserves the right to charge interest on such sum on a daily basis (after as well as before judgement) from the due date to the date of payment at the rate of 3% above the base rate from time to time of Lloyds Bank plc (or of such other bank as London Switch may nominate from time to time.

5    Customer's obligations

The Customer shall be responsible for the consequences of any use of the Equipment and agrees with London Switch:

5.1 To maintain the internal fabric and finishes on the internal facing walls and the floor and ceiling of the Location including all doors and windows (if any) within the Location and not to make any alteration or addition (whether structural or non-structural) whatsoever in or on the Location provided that the Customer may erect or dismantle demountable partitioning inside the Location.

5.2 To maintain the Equipment in good working order unless any maintenance is London Switch's responsibility under the Services and not to replace or make any modification alteration or addition to the Equipment which results in material increases to the floor loading heat output power consumption or environmental conditions of the Equipment and/or the Location

5.3 Not to use the Location except for the retention and use of the Equipment in the Location nor to cause any injury, damage or nuisance to or, interference with any person or property including (without limitation) the Building and/or any equipment owned by third parties which may from time to time be located in the Building.

5.4 To indemnify London Switch in respect of any injury or damage or, in the case of equipment, interference as set out in Clause 5.3 caused directly or indirectly to any person or property by the Equipment or by the Customer, its employees, agents and sub-contractors irrespective of how such injury or damage arises, provided that the Customer shall have no liability under this Clause 5.4 to the extent that any injury or damage is caused by the negligence of London Switch, its employees, agents or sub-contractors carrying out the Services.

5.5 That, if any interference occurs between the Equipment and the equipment of a third party and causes a dispute, that dispute shall be resolved by London Switch in such manner as London Switch reasonably directs and the Customer agrees to comply with London Switch's directions.

5.6 To indemnify London Switch against all costs, claims, demands, losses, damages, expenses and liabilities of whatsoever nature (including without limitation reasonable legal fees) suffered or incurred (directly or indirectly) by London Switch in connection with any claim that the use or possession of the Equipment or any computer programs used in connection with the Equipment infringes the intellectual property rights (including without limitation any patent, copyright, design right, registered design, trade mark or service mark) of any third party.

5.7 Subject to Clause 9.4, at the end of the Term or on the earlier termination of this Lease, to remove the Equipment from the Location and on demand to pay any and all reasonable costs incurred by London Switch arising directly or indirectly from the disconnection and removal of the Equipment.

5.8 To be responsible for the payment directly to the relevant carriers or suppliers of all fees and charges payable in relation to the ordering and/or installation of communications circuits from public telecommunications carriers.

5.9 To be responsible for the payment of all fees and charges levied for or in connection with the provision of an electrical supply to the Location which supply shall be separately metered for the Location but the Customer's responsibility under this Clause 5.9 shall (for the avoidance of doubt) exclude the supply of electricity to the Common Areas the cost of which shall be included within the Rent.

5.10 To observe such rules and regulations governing the Building and its use and in particular method statements on cable management as London Switch may make and notify to the Customer.

5.11 To comply with the requirements of any statutes or other legislation applicable to the Location or its use and also with London Switch's health & safety instructions issued from time to time relating to the Location or its use including those relating to the disposal of rubbish and hazardous material and ensure that the Location is kept tidy and safe at all times.

5.12 To pay the rates due in respect of the Location unless that is included as one of the Services.

6    Provision of Services

6.1 Subject to the other provisions of this Lease and the Customer paying the Service Fee London Switch hereby agrees with the Customer to provide the Services to the Customer in accordance with this Clause 6, together with such other additional services requested by the Customer which London Switch agrees (at an additional cost to the Customer) in writing to provide.

6.2 London Switch warrants and undertakes to the Customer that it shall perform the Services with reasonable care and skill but London Switch does not warrant or undertake that the Services will cause the Equipment to operate without fault or interruption save that in carrying out the Services or any other works to the Building London Switch will use its reasonable endeavours not to interfere with the Equipment.

6.3 Subject to Clause 6.2, all other conditions, warranties, terms and undertakings (whether express or implied, statutory or otherwise) relating to the delivery, performance, quality, occurrence or reliability of the Equipment or the Services are hereby excluded to the fullest extent permitted by law.

7    Limitation of liability

7.1 Save as provided by statute the following provisions set out the entire liability of London Switch (including any liability for the acts and omissions of its employees, agents and sub-contractors) to the Customer whether arising as a result of any breach of its contractual obligations under this Lease or as a result of any false representation or statement or tortious act or omission (including negligence) or otherwise howsoever. Any breach, false representation or statement, act or omission falling within this Clause 7.1 shall for the purpose of this Clause 7 be known as an "Event of Default".

7.2 London Switch accepts liability to the Customer in respect of damage to the tangible property of the Customer resulting from the negligence of London Switch or its employees, agents or sub-contractors.


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7.3  The entire liability of London Switch in respect of any Event of Default shall be limited to dmages of:

     (a) (pounds)250,000 in the case of and Event of Default falling within clause 7.2; and

     (b) in the case of any other Event of Default, an amount equal to the Rent current at the date of the occurrence of the Event or Default in question,

7.4 London Switch shall not be liable to the Customer in respect of any Event of Default for loss of profits, contracts or goodwill or any type of special, indirect, consequential or economic loss (including loss or damamge suffered by the Customer as a result of of an action brought by a third party) even if such loss was reasonably forseeable or London Switch had been advised of the possibility of the Customer incurring such loss.

8    Insurance

     The Equipment shall at all times be at the Customer's entire risk and the Customer shall be responsible for insuring the Equipment against all risks (including without limitation, consequential loss and loss of profits cover) as may be appropriate, taking into account the provisions of Clause 7.

9    Duration and termination

9.1 This Lease shall automatically terminate on the expiry of the Term (or if earlier) by operation of this Clause 9.

9.2 London Switch may immediately terminate this Lease without payment of compensation or other damages caused to the Customer solely by such termination by giving notice in writing to the Customer if any one or more of the following events happens:

     (a) the Customer commits a material breach of any of its obligations under this Lease which is incapable of remedy;

     (b) the Customer fails to remedy, where it is capable of remedy, any breach of its obligations under this Lease (save as to payment) within a period of 30 days after having been required in writing to remedy or desist from such breach;

     (c) if any sum payable under this Lease is not paid within seven days of its due date for payment in accordance with this Lease;

     (d) the Customer is deemed to be unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986, or calls a meeting for the purpose of passing a resolution to wind it up, or such a resolution is passed, or a resolution is passed by the directors of the Customer to seek a winding up or administration order, or the Customer presents, or has presented, a petition for a winding up order, or presents, or has presented, a petition to appoint an administrator, or has an administrative receiver, or receiver appointed over all or any part of its business, undertaking, property or assets.

9.3 Termination of this Lease shall be without prejudice to the other rights and remedies of either party both under this Lease and at law.

9.4 Forthwith upon the termination of this Lease or the expiry of the Term, any right to use the Equipment in the Location (or elsewhere in the Building) shall automatically cease and the Customer shall make arrangements (at the Customer's own cost) to remove the Equipment from the Building at a time to be agreed with London Switch.

10   Confidentiality

10.1 Each party shall keep and procure to be kept secret and confidential all information belonging to the other party disclosed or obtained as a result of the relationship of the parties under this Lease and shall not use nor disclose the same save for the purposes of the proper performance of this Lease or with the prior written consent of the other party.

10.2 Neither party shall disclose the contents of this Lease to any third party without the other party's prior written consent.

10.3 As part of its security procedures London Switch reserves the right to refuse any person entry to the Building or the Location or access to the Equipment including any employee in respect of whom the Customer has failed to request rights of access from London Switch as well as any third party telecommunications carrier or maintenance representative in respect of whom the Customer has failed to give London Switch prior notice (with the name of such person seeking entry or access and the date and time for which entry or access to the Equipment is required). London Switch will not be responsible for the consequences of any such refusal or failure or delay by the Customer in notifying it of its access requirements.

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11   Force Majeure

11.1 If either party is affected by Force Majeure it shall immediately notify the other party in writing of the matters constituting the Force Majeure and shall keep that party fully informed of their continuance and of any relevant change of circumstances whilst such Force Majeure continues.

11.2 The party affected by Force Majeure shall take all reasonable steps available to it to minimise the effects of Force Majeure on the performance of its obligations under this Lease.

12   Assignment and Sub-Contractors

12.1 Save as provided in this Clause 12, the Customer shall not be entitled to assign, transfer, underlet or otherwise dispose of or deal with this Lease in whole or in part or any of its rights under it.

12.2 London Switch shall not unreasonably withhold consent to an assignment of this Lease as a whole where:

     (a) the prosepective assignee has covenanted with London Switch that from the date of assignment of this Lease to it for the remainder of the Term it will pay the Rent reserved by and other charges payable under this Lease and will observe and perform all the covenants and obligations on the part of the Customer contained in this Lease such covenant to be prepared by London Switch and completed at the cost of the Customer; and

     (b) if London Switch so requires the prospective assignee (unless it is a company the whole of whose issued share capital is listed on a recognised stock exchange in the United Kingdom) will provide a guarantor or guarantors approved by London Switch (such approval not to be unreasonably withheld or delayed) who will enter into a covenant (if more than one jointly and severally) with London Switch in a form to be prepared by London Switch.

12.3 London Switch shall not unreasonably withhold consent to an assignment of the whole of this Lease but the parties have agreed that for the purposes of Section 19(1)(A) Landlord and Tenant Act 1927 that London Switch may withhold that consent unless the following conditions are satisfied;

     (a) The Customer and any former tenant who by virtue of there having been an "excluded assignment" (as defined in Section 11 Landlord and Tenant (Covenants) Act 1995) has not been released from the Customer's covenants of this Lease joins into and executes such licence to assign as the Customer and covenants with London Switch as provided in it;

     (b) Any sum due from the Customer to London Switch under this Lease is paid and any other material breach of the Customer's covenants in this Lease is remedied.

12.4 London Switch shall not unreasonably withhold or delay consent to an underletting of the whole or part of the Location where:

     (a) the prospective underlessee has covenanted with London Switch not to underlet any further and otherwise to observe and perform all the covenants and obligations on the part of the Customer contained in this Lease (except for the covenant to pay Rent) so far as they apply to the part being underlet such covenant to be prepared by London Switch and completed at the cost of the Customer; and

     (b) the proposed underlease is not granted at a premium nor at a rent less (when calculated per square foot of the part being underlet) than the then passing Rent (when calcuated per square foot of the Location as a whole); and

     (c) both the part of the Location being underlet and the remainder of the Location are capable of separate occupation and beneficial use; and

     (d)  the total number of underlettings is no more than four at any time;
          and

     (e) the underlease shall be execluded from the operation of sections 24-28 Landlord and Tenant Act 1954.

12.5 London Switch shall be entitled to assign this Lease and shall also be entitled to engage sub-contractors to carry out all or any of the Services, but London Switch shall remain liable to the Customer under the terms of this Lease for the provision of any Services by its sub-contractors.

13   General

13.1 This Lease contains the entire agreement and understanding between the parties in relation to its subject-matter.

13.2 If at any time any part of this Lease (including any one or more of the clauses of this Lease or any sub-clause or paragraph or any part of one or more of these clauses) is held to be or becomes void or otherwise unenforceable for any reason under any

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

     applicable law, the same shall be deemed omitted from this Lease and the validity and/or enforceability of the remaining provisions of this Lease shall not in any way be affected or impaired as a result of that omission.

14   Proper Law and Jurisdiction

14.1 This Lease and any disputes arising out of or in relation to this Lease shall be governed by and construed in accordance with English law. The parties agree to submit to the exclusive jurisdiction of the English Courts. If the Customer shall be incorporated or registered outside England and Wales its address stated in the Particulars shall be its address for service for the purpose of proceedings brought in the English Courts.

15   Additional Terms and Conditions

15.1 If the Customer shall have paid the Rent in accordance with this Lease and shall have complied with all of its obligations in this Lease then the Customer may on not less than 3 months' prior notice in writing to London Switch terminate this Agreement on the date which falls 6 months after [the date when the Commitment Agreement has become unconditional] 2000.

15.2 London Switch may or not less than 3 months' prior notice in writing to the Customer terminate this Agreement on the date which falls 6 months after [the date when the Commitment Agreement has become unconditional] 2000.

AS WITNESS their acceptance of the terms and conditions set out in this Lease the parties have signed the Particulars on the date set out in the Particulars.


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